1621 18TH street suite 300 denver, co 80202 tel.303-749-8200 fax.303-749-8340

October 1st, 2013

Personal and Confidential - Delivered Via Email (REVISED)

Dallas E Lucas
c/o Intrawest Denver

Dear Dallas:

This letter will confirm termination of your employment effective October 11th, 2013 (the “Termination Date”), your employment with Intrawest U.S. Holdings (“Intrawest”) and pursuant to the Employment Agreement (the “Agreement”) executed on August 1st, 2012 between yourself and Intrawest. In accordance with the terms of the Agreement applicable in the event of a termination of your employment by Intrawest without cause, Intrawest will provide you with the following terms of settlement (“Terms of Settlement”).

Terms of Settlement

Intrawest will pay you the salary accrued, the discretionary Denver team payment as well as any and all accrued vacation up to the Termination Date to which you are entitled pursuant to Section 4.2(a) of the Agreement. Per our calculations, the total for these amounts is $57,888.71 (less statutory withholdings).

As provided in Section 4.2 in the Agreement, at future dates, Intrawest will also pay you:

•	The full payout of the FY13 annual performance-based incentive bonus amount of $402,499.97 (less statutory withholdings) provided in Section 4.2(b);

•	In lieu of periodic payments as provided for in Section 4.2 (c), a lump sum payment equivalent to eight (8) weeks of base pay in the amount of $61,923.04 (less statutory withholdings) will be provided;

•	Continued employer contributions for COBRA (health) coverage provided in Section 4.2 (d) for three (3) months, if you elect to continue your group health and dental insurance benefits under the terms, conditions, and limitations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) through January 31st, 2014, assuming you remain eligible for such continuation coverage. With the sole exception of the group health and dental insurance benefits continuation pursuant to COBRA, all other employment benefits provided by Intrawest and/or affiliates to you terminate on the Termination Date;

•	The pro-rated portion of the FY14 annual performance-based incentive bonus amount. Assuming Intrawest reaches its FY14 financial expectations, and bonuses are payable under the terms of the plan, you will receive a bonus when payout occurs for other plan participants in October/November 2014.

Notwithstanding the above, these payments will cease entirely in the event you breach any of your fiduciary responsibilities or any of the covenants under Section 3 (Covenants) of the Agreement.

Intrawest Property

Upon the Termination Date, all proprietary assets including computer hardware, software, mobile devices, corporate credit cards, files, keys, etc. will be returned.

Outplacement Services

As additional consideration for the release and confidentiality agreements contained herein, outplacement services are available for up to three (3) months to provide you with assistance in obtaining your next position. Further information detailing this provision and questions should be directed to Stefanie Stark, Human Resources at 303-749-8223.

The amounts and benefits, provided by Sections 4.2 (b), 4.2 (c) and 4.2(d) will be provided as stipulated in the Agreement, contingent on future events. As a condition of Intrawest paying you any amounts or benefits under Sections 4.2 (b), 4.2 (c) and 4.2(d), you must:

1.	deliver or cause to be delivered to the undersigned all books, documents, effects, money, securities or other property belonging to Intrawest or its Affiliates (as defined in the Agreement) or for which Intrawest or its Affiliates are liable to others, which are in your possession, charge, control or custody, as directed above; and

2.	execute and return to Mara Pagotto, the Release and Indemnity attached herewith as Schedule “A”. The Release and Indemnity shall not take effect until the seven-day revocation period provided in the Release and Indemnity has been exhausted, without you revoking your acceptance of the Release and Indemnity.

In addition to the above, Intrawest will reimburse you for all outstanding expenses which have been properly incurred up to and including the Termination Date. In this regard, please submit an expense report to me as soon as possible and no later than October 18th, 2013.

The Terms of Settlement and the terms of Schedule “A” shall be governed by the laws in force in the State of Colorado, and the U.S., as the parties expressly acknowledge and agree that Intrawest and its affiliates have a large business presence in the State of Colorado. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Colorado and all courts competent to hear appeals from those courts with respect to any matter related to this Agreement. You expressly waive any right to a jury trial relating to any dispute arising under the Terms of Settlement or Schedule “A”.

Please acknowledge receipt of this letter and the attachment below by signing and returning to Mara Pagotto by the end of day October 3rd, 2013. If you have any questions or require clarification on any of the matters addressed in this letter, please do not hesitate to contact Mara Pagotto at 303.749.8220.

Yours truly,

INTRAWEST U.S. HOLDINGS INC.

/s/ Bill Jensen
Bill Jensen
Chief Executive Officer

cc: Mara Pagotto, Chief People Officer

Enclosure

I, Dallas E Lucas, acknowledge receipt of this letter and the Schedule A “Release and Indemnity” attached.

/s/ Dallas E Lucas	10/2/13
Signature	Date

SCHEDULE “A”- RELEASE AND INDEMNITY

                    WHEREAS on or about August 1, 2012, Dallas E Lucas (the “Employee”) entered into an Employment Agreement (“Agreement”) with Intrawest U.S. Holdings Inc. (“Intrawest”);

                    AND WHEREAS the Employee acknowledges and agrees that he has received from Intrawest all compensation to which he is entitled for services provided to Intrawest through the Termination Date. The Employee further acknowledges and agrees that he is not entitled to any accrued vacation or other benefits, and that he has received reimbursement from Intrawest of all reasonable business expenses incurred by him through the Termination Date, if any, in accordance with Intrawest’s expense reimbursement policy and practices and applicable law.

                    AND WHEREAS the Employee wishes to receive the payments outlined under the Terms of Settlement, which are conditional on his execution of this Release and Indemnity;

                    AND WHEREAS the Employee has agreed to accept the Terms of Settlement outlined in the letter dated October 1st, 2013, to which this Release and Indemnity is attached as Schedule “A”, in full and final settlement of all claims which the Employee may have against the Releasees (as hereinafter defined), including, without limitation, with respect to the Agreement, the Employee’s employment thereunder and/or the termination of the Agreement, the Employee’s employment thereunder, and the Employee’s employment with Intrawest;

                    IN CONSIDERATION of the Terms of Settlement, the Employee releases and forever discharges Intrawest and any parent, subsidiaries, affiliates or corporations associated with or related to Intrawest and each of their respective past, present, and future officers, directors, employees, agents, trustees, and shareholders, and the respective successors, heirs and assigns of these individuals (collectively referred to as the “Releasees”) from any and all actions, causes of action, proceedings, claims, complaints and demands whether statutory, contractual or pursuant to the common law, the civil law or at equity, which have arisen at any time from the beginning of time up to and including the Termination Date (collectively “Claims”), including, without limitation, Claims with respect to the Agreement, the Employee’s employment thereunder, the termination of the Agreement and the Employee’s employment thereunder, including any Claims for salary, wages, anticipated earnings, commissions, bonus, incentive pay, stock options, benefits, perquisites, overtime pay, vacation pay, holiday pay, pay pursuant to employment standards legislation as amended from time to time, any other form of remuneration, notice of termination, termination, pay, severance pay, compensation in lieu of notice, damages for wrongful dismissal, reinstatement in employment, damages of any kind, as well as any express or implied right under any contract of employment, the common law, the civil law, at equity or under the applicable employment standards and human rights legislation or under any other statute or regulation. The Claims include, but are not limited to, Claims under federal, state, or local statutes, ordinances, regulations or orders in the United States, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. ‘621 et seq., and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. ‘2000e et seq. Notwithstanding the foregoing; the Releases do not extend to Claims for indemnification by Employee to which Employee would otherwise be entitled under any organizational document of Intrawest ULC or any of its affiliates or Claims involving losses or damages that would be fully covered under any applicable insurance contract.

                    FOR THE CONSIDERATION, the Employee further agrees not to make any Claims against, take any proceedings against, or file suit against any of the Releasees or any entities or persons which are not Releasees as to any Claim hereby released.

                    FOR THE CONSIDERATION, the Employee further agrees to indemnify and save harmless the Releasees from any and all claims or demands under the U.S. Internal Revenue Service and any other U.S. statute or regulations for or in respect of any failure on the part of the Releasees to withhold income tax, or any other tax, premium, payment or levy from all or any part of the consideration and any interest or penalties relating to the failure to withhold and any costs or expenses incurred in defending such claims or demands, provided that the Employee shall have no liability under this paragraph with respect to any failure by any of the Releasees to remit any amounts withheld from all or part of the said consideration to the appropriate governmental authority.

                    THIS RELEASE AND INDEMNITY will not apply to any claims that the Employee may have relating to the failure or the refusal of Intrawest to comply with the Terms of Settlement.

                    THE EMPLOYEE ACKNOWLEDGES that this Release and Indemnity and the Terms of Settlement must remain confidential and unless he is required by law, undertakes not to divulge them to any person, except to counsel, his financial advisors, or to his immediate family;

                    THE EMPLOYEE ALSO DECLARES that he has been advised by Intrawest to discuss the Terms of Settlement and this Release and Indemnity with legal counsel before signing this Release and Indemnity, he has had a reasonable opportunity to seek independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them. The Employee voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims as aforesaid.

                    THE EMPLOYEE FURTHER DECLARES that he was afforded a 21-day period in which to consider the Terms of Settlement and this Release and Indemnity, and, if applicable, has voluntarily waived the full 21-day period of time by executing this Release and Indemnity on the date indicated below. The Employee further represents that he has knowingly and voluntarily signed this Release and Indemnity as his own free act, without coercion or duress, and has returned this fully executed Release and Indemnity to Intrawest’s designated representative for this limited purpose, Mara Pagotto, 1621 18th Street, Suite 300, Denver, Colorado 80202. The Employee acknowledges that he may revoke this Release and Indemnity by arranging for the receipt by Ms. Pagotto, Intrawest’s designated representative for this limited purpose, of a written notice of said revocation within the seven (7) day period following the designated representative’s receipt of the Release and Indemnity executed by Employee. If Intrawest’s designated representative receives such timely notice of revocation, this Release and Indemnity will be null and void, and without any effect whatsoever. If Intrawest’s designated representative does not receive such timely written notice of revocation, this Release and Indemnity will take effect on the eighth day following receipt of the Release and Indemnity (executed by the Employee) by Intrawest’s representative.

                    THIS RELEASE AND INDEMNITY, together with the Terms of Settlement and the Agreement incorporated by reference, sets forth the entire agreement and understanding of the parties, and, upon the effective date of this Release and Indemnity, shall supersede all prior agreements, arrangements and understandings between the parties. No term or provision of this Release and Indemnity may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the Employee and the President of Intrawest.

                    THIS RELEASE AND INDEMNITY will be deemed to have been made in and will be construed in accordance with the laws of the State of Colorado.

                    THIS RELEASE AND INDEMNITY will enure to the benefit of and be binding upon the Employee and his heirs, estate, members of his family, executors, administrators, legal personal representatives, successors and assigns.

                    THIS RELEASE AND INDEMNITY shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by one of the parties.

                    BY ENTERING INTO THIS RELEASE AND INDEMNITY, none of the Releases nor the Employee admits any impropriety, wrongdoing or liability of any kind whatsoever, and on the contrary, each expressly denies the same.

                    IN WITNESS WHEREOF the Employee has executed this document at Denver, CO, on the 11 day of October, 2013.

SIGNED in the presence of:

/s/ [Illegible]	/s/ Dallas E Lucas
Witness	Dallas E Lucas

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